Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. REDACTED MATERIAL IS MARKED WITH A [***].

Number: [***]

Exclusive Customized Distribution Agreement

Party A: Anhui Guotai Biotechnology Co., Ltd

Party B: Shaanxi Qianxiang Health Technology Co., Ltd

Signing date: December 8th, 2021

Party A (Supplier): Anhui Guotai Biotechnology Co., Ltd.

Contact address: [***]

Contact: [***]

Contact phone number: [***]

E-mail：

Party B (Distributor): Shaanxi Qianxiang Health Technology Co., Ltd

Contact address: China Selenium Valley Health and Wellness Demonstration Base, Langao County, Ankang City, Shaanxi Province

Contact: [***]

Contact phone number: [***]

Email: [***]

After friendly consultation, Party A and Party B hereby sign this contract regarding the exclusive agency of the distributor in China for the distribution of products authorized by the supplier (customized products of Party B), in order to abide by and execute it.

Article 1 Definition

1.1 Distribution: For the purpose of this agreement, it refers to the act of the supplier regularly and quantitatively providing the distributor with the distribution products stipulated in this agreement, and the distributor purchasing and selling them through stores or the methods stipulated in this agreement.

1.2 Distribution Territory: Refers to the exclusive agency and distribution of authorized products by the supplier’s authorized distributors in China (including Taiwan, Hong Kong, and Macau).

1.3 Exclusive distributor: refers to the sole distributor who sells products within the designated distribution area during the distribution period.

1.4 Exclusive agency and distribution rights: Refers to the exclusive distribution rights enjoyed by distributors as exclusive agents for the products they distribute.

1.5 Parties: Refers to suppliers and distributors.

Article 2 Authorized Distribution of Products

2.1 The authorized distribution products referred to in this agreement refer to the 350g national peptide collagen peptide special diet (blue can) produced by the supplier, with product registration certificate number: [   ] (for products produced by the supplier that are not listed in this registration certificate for intended use, they do not belong to the distribution products under this agreement).

2.2 Trademark used for distributed products: The trademark (brand) used for distributed products is “Guotai” (see Annex 1: “Trademark Used for Distributed Products (Authorized Trademark)”), and the supplier authorizes the distributor to use the trademark for the purpose of this agreement.

Article 3 Distribution Authority

3.1 The distributor is the exclusive distributor of the products within the authorized territory.

3.2 Without the written consent of the distributor, the supplier shall not sell or authorize others to sell within the aforementioned scope.

Article 4 Distribution Period

4.1 Distributors shall distribute products during the distribution period. The distribution period is from December 8th, 2021 to December 7th, 2024.

4.2 Upon the expiration of the distribution period, this agreement shall naturally terminate. If either party wishes to continue the cooperation, the two parties shall negotiate further cooperation matters and sign a new distribution agreement.

Article 5 Distribution Method

5.1 The distributor may establish a sales network to sell the distributed products through the establishment of distributors, e-commerce, direct sales, and other forms in accordance with the purpose of this agreement.

5.2 Distributors may decide on their own sales methods, but shall comply with the provisions of national laws and regulations.

Article 6 Rights and Obligations of Distributors

6.1 Distributors shall ensure the authenticity and legality of the materials provided to suppliers.

6.2 According to the provisions of this agreement, during the distribution period, the distributor has exclusive agency and distribution rights for the distributed products within the authorized territory in China.

6.3 The distributor has all commercial rights, including market development rights, investment promotion rights, advertising rights, sales rights, pricing rights, etc., to distribute the products in China.

6.4 Distributors should actively explore the market, establish a strong sales team, and promote the sale of distributed products.

6.5 Without the prior written consent of the supplier, the distributor shall not make any changes to the specifications, labeling, trademarks, etc. of the distributed products.

6.6 Based on the information provided by the supplier, the distributor has a certain understanding of the 350g National Peptide Collagen Peptide Special Diet (Blue Can) product (National Peptide). The distributor should truthfully introduce the product’s functions and quality assurance on the basis of the information provided by the supplier, and not make false statements or exaggerated promotions, firmly maintaining the brand image of the product.

6.7 To assist suppliers in ensuring sufficient inventory and timely supply, distributors should provide sales plans and estimates to suppliers on a quarterly basis.

6.8 In order to achieve sales standards for the product, distributors should promptly summarize and organize the problems that exist during the distribution process, and actively take measures to solve them.

Article 7 Rights and Obligations of Suppliers

7.1 The supplier confirms that the authorized distribution products belong to special dietary foods, and the supplier has obtained legal qualifications to produce and sell authorized distribution products, including but not limited to product registration certificates.

7.2 The supplier shall comply with relevant laws and regulations, and the authorized distribution products shall comply with relevant national laws and regulations, ensuring the scientific and safe nature of the authorized distribution products, and there shall be no deception, false reporting, misleading behavior of data, ingredients, efficacy (if any).

7.3 The supplier shall ensure the quality of the authorized distribution products and services. In order to ensure that the quality and functionality of the authorized distribution products comply with the provisions of this agreement, the purchase order, and relevant legal requirements, Party A shall establish a quality assurance system.

7.4 The supplier shall ensure that the distributor has exclusive agency and distribution rights for the distributed products within the authorized territory in China during the distribution period. Without the written consent of the distributor, the supplier shall not sell or authorize others to sell the distributed products in China, nor shall they sell or authorize others to sell the same or similar products in China in any way with the same image or appearance.

7.5 The supplier confirms that prior to the signing of this agreement, there were no other distributors or contracted customers in China who were still within the valid distribution period for the products they distributed; If so, the supplier shall ensure that such distributors and contracted customers sign distribution or procurement agreements with the distributors.

7.6 The supplier should actively cooperate with the distributor to explore the market and provide introduction materials and promotional materials for the distributed products. After updating various materials, they should be promptly transmitted to distributors.

7.7 The supplier shall provide reasonable technical and related personnel to provide production support for the supply and distribution of products, as well as high-quality after-sales service for customers.

When the distributor’s distribution rights are illegally infringed by a third party or when there is unfair competition, the supplier will assist the distributor in pursuing the legal responsibility of the third party in accordance with the law.

7.9 The supplier shall provide technical training and product technical information related to after-sales service of the distributed products to the distributor free of charge.

7.10 The supplier shall provide necessary training on the knowledge and usage of the distributed products to the sales personnel of the distributor.

7.11 The supplier shall provide the distributor with the “Certificate of Authorized Exclusive Agency in China” as shown in Annex 2.

Article 8 Customization and Provision of Distributed Products

8.1 During the validity period of this agreement, the distributor shall send a “Purchase Order” as shown in Annex 3 to confirm specific details such as the variety, specifications, packaging, quantity, price, and amount of each batch of goods. Distributors should send a “Purchase Order” to the supplier 30 working days in advance each time they place an order for the distributed products, so that the supplier can prepare the source of goods; The quantity of a single order shall not be less than one thousand boxes (12000 cans), and the total annual order quantity shall not be less than ten thousand boxes (120000 cans). Distributors who place a large order (with a quantity of 100000 cans or more) should send a “Purchase Order” to the supplier 60 working days in advance.

8.2 The supplier shall reply to the distributor within 2 working days after receiving the “Purchase Order” provided by the distributor whether the distributor accepts or partially accepts the order. If the supplier does not reply within 2 working days, it shall be deemed that the supplier fully accepts the “Purchase Order” and delivers the goods on time according to the requirements of the “Purchase Order”.

Article 9 Price and Payment

9.1 The supply price of the distributed products includes the packaging cost necessary for the safe transportation of the products and the cost of other protective measures required to ensure the safe transportation of the products. The payment for each batch is calculated separately.

9.2 Within 7 working days after confirming the Purchase Order and receiving the corresponding invoice issued by the supplier, the distributor shall pay the supplier [50]% of the total price of the batch of goods to the supplier’s basic account, and the supplier shall arrange production; After production is completed, the distributor does not need to pay any additional fees when extracting the first 500 boxes of products. The remaining products will be fully settled by the distributor in the form of cash in stock. Each customized product produced for an order must be picked up by the distributor within 6 months.

9.3 The taxes and fees that each party should pay shall be borne by themselves.

Article 10 Packaging and Transportation

10.1 The supplier is responsible for the external packaging of the product to ensure safe transportation of the product.

10.2 The transportation mode of the supplier’s goods is generally express or road transportation. If the distributor picks up 200 boxes at a time, the supplier is responsible for the one-time logistics and insurance costs; If the distributor picks up less than 200 boxes per shipment, the distributor shall bear the logistics and insurance costs, and the supplier shall transport the goods to the delivery address specified in the Purchase Order.

Article 11 Product Quality and Standards

11.1 The supplier promises that the distributed products will be produced by themselves, and the products produced will comply with the industry standards and quality standards of medical devices, the provisions of this agreement, the Purchase Order, and relevant legal requirements.

11.2 If the product has quality inspection certificates, qualification certificates and other documents, they should be delivered to the distributor together with the delivery.

Article 12 Product Acceptance and Warranty After sales Service

12.1 Upon receipt of the goods, the distributor shall conduct a preliminary inspection of the packaging appearance, quantity, specifications, and models of the distributed products in accordance with the mutually agreed “Purchase Order”. If any discrepancies are found between the specifications and models of the distributed products provided by the supplier and the “Purchase Order” during the delivery inspection process, the distributor has the right to claim a return or exchange for the non-conforming parts; If the quantity decreases, the supplier has the right to request the supplier to supplement the quantity; If the quantity increases and the distributor does not accept it, it can be returned to the supplier, and the shipping cost will be borne by the supplier; If the quantity increases but the dealer accepts it, payment will be made based on the actual received quantity.

12.2 After receiving and inspecting the goods, the distributor shall confirm the number of received items and whether there is any damage to the appearance of the products before signing for them on the logistics receipt; If the product is directly delivered to the distributor, the distributor should sign for it on the logistics receipt.

12.3 Within 7 working days after receiving the goods, the distributor shall inspect the products and notify the supplier of any non-compliance with the quantity, appearance, or specifications specified in the Purchase Order within this period. If the distributor does not raise a written objection to the supplier within 7 working days after receiving the product, it shall be deemed that the quantity, appearance, and specifications of the product delivered by the supplier comply with the provisions of the Purchase Order. However, the supplier shall still be responsible for the quality problems of the delivered product itself. If the product itself has quality problems, the distributor still has the right to require the supplier to bear legal responsibilities such as replacement and return in accordance with the Civil Code and relevant laws and regulations.

12.4 Upon receiving written objections from the distributor, the supplier shall respond in writing to the distributor within 7 working days and promptly handle the matter. If the supplier does not respond within 7 working days from the date of receiving the distributor’s written objection, it shall be deemed as the default objection raised by the distributor.

Article 13 Risk assumption

13.1 The risk of damage or loss of the distributed products shall be borne by the supplier before delivery to the delivery address specified by the distributor in the Purchase Order. After delivery to the delivery address specified by the distributor in the Purchase Order and signed for by the distributor, the supplier shall bear the risk.

13.2 If the supplier fails to deliver the distribution product documents and materials, it does not affect the transfer of risk.

Article 14 Guarantee of Defects in Rights

14.1 The supplier guarantees that it has absolute ownership of the distributed products delivered to the distributor and has not set any mortgage or pledge on the distributed products. The supplier also guarantees that no third party will claim any rights against the distributor, and that the distributed products do not infringe on the intellectual property and other legitimate rights and interests of third parties. Otherwise, the supplier shall bear all legal responsibilities.

Article 15 Intellectual Property and Trade Secrets

15.1 The intellectual property rights of the distributed products belong to the supplier, and the distributor shall use the trademark, supplier company name, and other materials of the distributed products for the purpose of promoting and selling them.

15.2 Both parties shall keep confidential any trade secrets of the other party that they become aware of or obtain during the performance of this agreement, and shall take all reasonable confidentiality measures. The information shall not be provided to any third party unrelated to the performance of this agreement.

Article 16 Termination/Cancellation of the Agreement

16.1 Unless otherwise agreed in this Agreement, if either party violates Article 563 of the Civil Code, the non breaching party shall have the right to notify the breaching party to terminate this Agreement in advance; If the defaulting party causes losses to the non defaulting party, they shall also bear corresponding compensation responsibilities.

If either party seriously violates the intellectual property and trade secret provisions stipulated in this agreement, the other party has the right to notify the defaulting party in writing to terminate this agreement in advance.

16.3 If either party’s company, distribution products, or other products produce negative news that objectively leads to a decrease in product sales for two months (the other party does not need to prove a causal relationship between the negative news and the decrease in sales, but only needs to prove the objective occurrence of the negative news), then the other party has the right to terminate this agreement in advance by written notice.

16.4 This agreement shall terminate, and both parties shall complete the payment settlement within 30 days.

16.5 If the supplier breaches the contract and causes the termination of this agreement, the distributor has the right to request the supplier to repurchase the inventory at the highest unit price in the distributor’s order.

16.6 If the distributor breaches the contract, the distributor has no right to request the supplier to repurchase the inventory. The distributor already has inventory of the distributed products and can continue to sell them until sold out.

Article 17 Liability for Breach of Contract

17.1 If the supplier violates the provisions of this agreement, including violating the distribution territory, authorized distribution products, distribution authority, distribution period, and Article 7.4, resulting in the distributor being unable to enjoy exclusive agency distribution rights in China, the supplier shall pay the distributor a penalty of RMB [***] as a breach of contract; If the liquidated damages are insufficient to compensate for the losses incurred by the distributor, the supplier should still provide compensation.

17.2 If the distributor violates the provisions of this agreement, including violating the distribution territory, authorized distribution products, distribution authority, and distribution period, the distributor shall pay a penalty of RMB [***] to the supplier; If the liquidated damages are insufficient to compensate for the supplier’s losses, the distributor should still provide compensation; If the distributor or e-commerce channel operator violates the above behavior, the supplier shall notify the distributor in writing. If the distributor fails to rectify the distributor or e-commerce channel operator’s violation within 5 working days after receiving the supplier’s written notice, the distributor or e-commerce channel operator’s behavior shall be deemed as the distributor’s behavior.

17.3 The distributor shall pay the price in a timely manner according to the agreement. For each day of delay, a penalty of 0.1% of the unpaid amount shall be paid; If the overdue period exceeds 90 working days, the supplier has the right to unilaterally terminate this agreement.

17.4 The supplier shall deliver the distributed products in accordance with the agreement, and shall pay a penalty of 0.1% of the paid amount for each day of delay; If the overdue period exceeds 90 working days, the distributor has the right to unilaterally terminate this agreement.

17.5 If any losses are caused to customers, distributors, or other entities due to quality issues with the product, including but not limited to personal injury to customers, administrative penalties to distributors, etc., the supplier shall bear all compensation and legal responsibilities.

17.6 If a third party claims rights or distributes products that infringe upon the intellectual property or other legitimate rights and interests of a third party, the supplier shall be responsible for handling the matter and bear all compensation and legal liabilities.

17.7 If the methods used by the distributor in the sales process (excluding the products themselves) infringe upon the intellectual property rights or other legitimate rights and interests of a third party, the distributor shall be responsible for handling the matter and bear all compensation and legal liabilities.

17.8 If the supplier violates the provisions of Article 7.1 and Article 7.2 of this agreement, they shall bear all legal responsibilities, including but not limited to possible administrative penalties, civil compensation, and other liabilities.

17.9 If the distributor violates the provisions of Article 6.1 of this agreement, they shall bear all legal responsibilities, including but not limited to possible administrative penalties, civil compensation, and other liabilities.

17.10 Unless otherwise agreed in this agreement, any party who violates this agreement and causes losses to the other party shall be liable for compensation.

Article 18 Force Majeure

18.1 Force majeure refers to unforeseeable, unavoidable, or irresistible circumstances that the parties cannot foresee. Including but not limited to: fires, floods, tsunamis, earthquakes, lightning strikes, typhoons, hurricanes, whirlwinds, epidemics or other diseases, explosions, accidents or mechanical failures, natural disasters, wars, blockades, embargoes, hijackings, threats of war, wartime situations, seizures, riots, mobilization, riots, nonviolent riots, revolutions, sanctions, robberies, strikes, labor disputes, factory closures, industrial disruptions, insufficient power supply, lack of normal transportation, financial panic, exchange closures, import or export bans, refusal to issue government orders, hostile actions or other similar or dissimilar reasons beyond the control of one or both parties.

18.2 If the contract cannot be fulfilled due to force majeure, the liability shall be fully or partially exempted based on the impact of force majeure, except for delayed performance by one party.

18.3 When one party is unable to perform the contract due to force majeure, it shall promptly notify the other party to mitigate the losses caused to the other party.

Article 19 Dispute Resolution Methods

19.1 In case of any dispute arising from the performance of this agreement, Party A and Party B shall negotiate in a friendly manner; If no agreement can be reached through negotiation, both parties agree to submit all disputes arising from or related to this agreement to the people’s court with jurisdiction over the distributor’s domicile for resolution.

19.2 Any other supplementary contracts, visa documents, property rights certificates and documents, confirmation letters or other legal documents related to the performance of this agreement that stipulate jurisdiction and dispute resolution methods shall not contradict the provisions of the above terms. If there is a violation, such provisions shall be invalid.

Article 20 Other Agreements

20.1 The documents and materials signed by both parties in the performance of the contract, such as the “Delivery Note”, “Receipt Note”, “Purchase Order”, and transportation vouchers, shall be considered as part of this agreement.

20.2 All communication between the two parties, such as a purchase order, delivered to the other party through any of the methods listed at the beginning of the document, shall be deemed as valid delivery. If either party’s contact information changes, they shall promptly notify the other party within 2 working days. Otherwise, the delivery method stipulated in this agreement shall remain valid.

20.3 During the performance of this agreement, the parties may modify or change the content of the agreement, but a separate written agreement shall be signed to be effective.

20.4 Any unclear, conflicting, or unspecified content in this agreement may be clarified or supplemented by a written contract signed by both parties. If no consensus can be reached, legal provisions shall apply. The conclusion, performance, interpretation, and dispute resolution of this agreement shall be governed by the laws of the People’s Republic of China.

20.5 This agreement supersedes all prior written agreements or communications between the parties.

20.6 This agreement shall come into effect from the date of stamping by both parties. This agreement is made in quadruplicate, with each party holding two copies, and has equal legal effect.

20.7 Party A shall not independently provide distribution products or any content related to this agreement to any party other than the chairman, current product department director, and business liaison of Party B, including but not limited to Party B’s stores, internal employees, directors, marketing managers, and other personnel associated with Party B. Otherwise, Party B has the right to immediately terminate this agreement and demand Party A to compensate for all economic losses.

20.8 The first party shall not disrupt the corporate governance, store and personnel management, and business order of the second party. Otherwise, the second party has the right to immediately terminate this agreement and demand that the first party compensate for all economic losses.

[No text below]

Supplier: Anhui Guotai Biotechnology Co., Ltd. . (seal)

Legal representative/authorized representative:

By:	/s/ Jinglin Cui
Name:	Jinglin Cui
Date:	December 8th, 2021

Distributor: Shaanxi Qianxiang Health Technology Co., Ltd

Legal representative/authorized representative:

By:	/s/ Xuehong Li
Name:	Xuehong Li
Date:	December 8th, 2021

Attachment 1: Trademarks Used for Distribution of Products (Authorized Trademarks)

Trademark used for distributing products (authorized trademark)

Trademark registration/application number	Category	Trademark	Rights holder/applicant	Pattern
TMZC29170660ZCSLO1	Category 5	Guotai	Guotai Biotechnology (Beijing) Co., Ltd.

Attachment 2: Certificate of Authorized Exclusive Agency in China

Certificate of Exclusive Agency Authorization in China

Our company, Anhui Guotai Biotechnology Co., Ltd., hereby authorizes Shaanxi Qianxiang Health Technology Co., Ltd. as our exclusive agent and distributor in China to exclusively sell our designated authorized distribution products.

Distribution period	From December 8th, 2021 to December 7th, 2024

Distribution Area	China region (including Taiwan, Hong Kong, and Macau)

Distribution products	National Peptide 350g National Peptide Collagen Peptide Special Diet (Blue Can)

Product Registration Certificate Number

Hereby certify.

Anhui Guotai Biotechnology Co., Ltd.

December 8th, 2021

Attachment 3: Purchase Order

Purchase Order

Number:

Orderer	Shaanxi Qianxiang Health Technology Co., Ltd	ORDER DATE
Address		Request delivery date
Telephone		payment method	Wire transfer
contacts		mode of transport	Self pickup or drop shipping

Serial Number	Product name	Specification and model	Number	Unit price (yuan/can)	Total price	Notes
1	National Peptide 350g National Peptide Collagen Peptide Special Diet (Blue Can)	350g/can, 12 cans/box

Comments on this purchase order:

☐ Accept orders

☐ Modify the order as follows:

Seal:	Shaanxi Qianxiang Health
Technology Co., Ltd

Date: